Exhibit 8

[Mayer, Brown, Rowe & Maw Letterhead]

May 24, 2002

Archstone-Smith Trust
9200 East Panorama Circle, Suite 400
Englewood, Colorado 80112

RE:	Archstone-Smith Trust
Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone-Smith”),(1) you have requested our opinions concerning (i) the qualification and taxation of Archstone-Smith as a real estate investment trust (“REIT”) and (ii) the information in the Registration Statement under the heading “Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain representations made by Archstone-Smith relating to the organization and actual and proposed operation of Archstone-Smith and its relevant subsidiaries. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from Archstone-Smith or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts. We have also relied upon the opinion of Hogan & Hartson L.L.P., dated October 31, 2001, with respect to the qualification as a real estate investment trust for U.S. federal income tax purposes of Charles E. Smith Residential Realty, Inc., a Maryland corporation, commencing with its taxable year ended December 31, 1994.

Our opinions expressed herein are based on the applicable laws of the State of Maryland, the Code, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1.    Beginning with Archstone-Smith’s taxable year ending on December 31, 2001, Archstone-Smith has been organized in conformity with the requirements for qualification as a REIT under the Code, and Archstone-Smith’s actual and proposed method of operation, as described in the Registration Statement and as represented by Archstone-Smith, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

(1)	Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

Archstone-Smith Trust
May 24, 2002

2.    The information in the Registration Statement under the heading “Federal Income Tax Considerations” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all matter respects.

Other than as expressly stated above, we express no opinion on any issue relating to Archstone-Smith or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW